Exhibit 99.1

PRESS RELEASE

For Immediate Release

CORGENIX REPORTS THIRD QUARTER FISCAL 2006 RESULTS

DENVER, COLORADO — May 15, 2006 — Corgenix Medical Corporation (OTCBB: CONX), a worldwide developer and marketer of diagnostic test kits, reported sales of $1,634,446 for the third fiscal quarter ended March 31, 2006, an increase of 13.2% from the $1,444,553 in sales reported for the quarter ended March 31, 2005. Sales for the nine-month period this year increased 20.5% to $4,850,282 from $4,024,195 for the comparable period in 2005. The continued increase in the Company’s sales is primarily attributable to an overall increase in demand for — and increased acceptance of — the Company’s diagnostic kits.

The third quarter produced an operating loss of $41,524 and negative EBITDA (earnings before interest, taxes, depreciation and amortization) of $21,878, compared to operating income of $154,502 and EBITDA of $202,441 for the same quarter in 2005. Operating income for the nine-month period ended March 31, 2006 was $256,157, compared to $52,409 for the prior year. EBITDA for the nine months ended March 31, 2006 was $347,672, compared to $194,381 for the same period the previous year.

The Company reported a net loss of $656,853, or $0.27 per share, for the quarter ended March 31, 2006, compared to net income of $75,675, or $0.01 per share, for the third quarter of 2005. Net loss for the nine-month period ended March 31, 2006 was $1,041,488, or $0.33 per share, compared to a loss of $216,562, or $0.05 per share, during the same period the year before. The current quarter- and year-to-date losses are primarily due to the Company’s recent convertible-debt financing, which resulted in non-cash charges to interest expenses of $554,170 and $1,152,245 for the third quarter and year to date, respectively.

During the third quarter, Corgenix submitted a 510(K) Pre-market Notification submission to the United States Food and Drug Administration for AtherOx™, its next-generation product group that uses a patented technology to identify individuals at risk for developing atherosclerotic cardiovascular disease. In addition, the Company received an extension of its technology license agreement with Rebio Gen., Inc., a subsidiary of Fujirebio, Inc., Tokyo, Japan. This foreign partner provides Corgenix the U.S. and worldwide (excluding Japan) rights to the intellectual property, as well as the manufacture and marketing, of a microplate-format ELISA test for hyaluronic acid (HA). This quarter, Corgenix also added significant depth of experience to its Board, naming Charles H. Scoggin, M.D., a biomedical industry veteran, Larry Rau, a finance industry executive and Mr. C. David Kikumoto, one of the nation’s leading experts in healthcare financing. In addition, the Company’s shareholders approved an increase in the number of authorized common shares from 40 million to 100 million shares. As a result of this shareholder vote, $2,000,000 plus accrued interest related to the Barron Partners December 28, 2005 convertible preferred financing was released to the Company from escrow.

Douglass Simpson, President and Chief Executive Officer of Corgenix, commented: “This was a very good quarter for Corgenix. Even though we had an operating loss for the quarter, we continued our expansion into several key market verticals, including Hepatitis C, cardiovascular disease, Fibromyalgia, aspirin resistance and bio-defense. Our recent expansion into these areas of strategic growth has necessitated an increase in key manufacturing, sales and product development headcount and operating expenses in order to keep all of the projects on schedule. However, we do feel that our focus on following pre-established timelines will allow the Company to continue toward its projected record revenue and EBITDA growth throughout fiscal 2006. We strongly believe that the fourth quarter will be a record quarter, giving us tremendous momentum moving into fiscal 2007.”

About Corgenix Medical Corporation

Corgenix is a leader in the development and manufacturing of specialized diagnostic kits for immunology disorders, vascular diseases and bone and joint disorders. Corgenix diagnostic products are commercialized for use in clinical laboratories throughout the world. The company currently sells over 50 diagnostic products through a global distribution network and has significant experience advancing products through the FDA process. More information is available at www.corgenix.com.

Statements in this press release that are not strictly historical facts are “forward looking” statements (identified by the words “believe”, “estimate”, “project”, “expect” or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. The statements in this press release are made as of today, based upon information currently known to management, and the company does not undertake any obligation to publicly update or revise any forward-looking statements.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$1,634	$1,445	4,850	4,024
Gross profit	1,012	936	3,068	2,507
Operating income (loss)	(42)	155	256	52
Net loss	(657)	76	(1,041,488)	(217)
Basic and diluted earnings (loss) per share	$(0.27)	$0.01	(0.33)	(0.05)
Diluted shares outstanding	9,913,950	5,367,863	9,099,598	5,338,421

Reconciliation of Net Loss To EBITDA

($000 of U.S. Dollars)

	Three Months Ended		Nine Months Ended
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss) as reported	$(656,853)	$75,675	$(1,041,488)	$(216,562)
Adjusted for:
Interest expense, net	615,329	78,827	1,297,645	268,971
Depreciation and amortization	19,646	47,939	91,515	141,972
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	$(21,878)	$202,441	$347,672	$194,381

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31, 2006	June 30, 2005
	(unaudited)	(audited)
Cash	$3,569	$1,282
Working capital	4,912	2,407
Total assets	8,281	4,992
Long-term debt	1,295	1,003
Total stockholders’ equity	5,416	2,459

Complete copies of the Corgenix Medical Corporation Forms 10-KSB and 10-QSB are available at www.sec.gov. Copies and additional information can be obtained by contacting William Critchfield, Chief Financial Officer: phone (303) 453-8903, or e-mail at wcritchfield@corgenix.com.

Company Contact:

Corgenix Medical Corp

William Critchfield, Senior VP and CFO

(303) 453-8903

Email: wcritchfield@corgenix.com

Investor Contact:

The Investor Relations Group

Dian Griesel/ Erika Moran

Phone: (212) 825-3210

Fax: (212) 825-3229